Exhibit 5.1

[Letterhead of Shearman & Sterling LLP]

June 3, 2013

The Board of Directors

Viacom Inc.

1515 Broadway

New York, New York 10036

Ladies and Gentlemen :

We have acted as counsel to Viacom Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission relating to the issuance of up to $1,446,365,000 aggregate principal amount of the Company’s 4.375% Senior Debentures due 2043 (the “Exchange Senior Debentures”). Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) all of the Exchange Senior Debentures for a like amount of its outstanding unregistered 4.375% Senior Debentures due 2043 (the “Unregistered Senior Debentures”).

The Unregistered Senior Debentures were, and the Exchange Senior Debentures will be, issued pursuant to an indenture, dated as of April 12, 2006 between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of April 12, 2006, as further supplemented by a second supplemental indenture dated as of June 16, 2006, as further supplemented by a third supplemental indenture dated as of December 13, 2006, as further supplemented by a fourth supplemental indenture dated as of October 5, 2007, as further supplemented by a fifth supplemental indenture dated as of August 26, 2009, as further supplemented by a sixth supplemental indenture dated as of September 29, 2009, as further supplemented by a seventh supplemental indenture dated as of February 22, 2011, as further supplemented by an eighth supplemental indenture dated as of March 31, 2011, as further supplemented by a ninth supplemental indenture dated as of December 12, 2011, as further supplemented by a tenth supplemental indenture dated as of February 28, 2012, as further supplemented by an eleventh supplemental indenture dated as of June 14, 2012, as further supplemented by a twelfth supplemental indenture dated as of November 26, 2012, as further supplemented by a thirteenth supplemental indenture dated as of December 4, 2012, as further supplemented by a fourteenth supplemental indenture dated as of December 17, 2012 and as further supplemented by a fifteenth supplemental indenture dated as of March 14, 2013 (as so supplemented, the “Indenture”).

In that connection, we have reviewed originals or copies of the following documents:

(a) The Indenture.

(b) Form of the Exchange Senior Debentures.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a) The Registration Statement.

(b) The Registration Rights Agreement dated as of November 26, 2012 among the Company and the initial purchasers named therein and the Registration Rights Agreement dated as of December 4, 2012 among the Company and the dealer managers named therein (together, the “Registration Rights Agreements”).

(c) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) That:

(i) The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not:

(A) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(B) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(ii) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of our assumption paragraph (f) above, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Unregistered Senior Debentures upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Senior Debentures will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion above is subject to the following qualifications:

(a) Our opinion expressed above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

STG/CK/AV

LLJ

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